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                                                                    Exhibit (9c)

                     AGREEMENT FOR USE OF THE TERM 'CIGNA'


  Agreement dated February 4, 1988 between CIGNA Corporation, a Delaware Corporation ("CIGNA") and CIGNA VARIABLE PRODUCTS GROUP, a Massachusetts business trust (the "Trust").

  WHEREAS, the Trust has been organized for the purpose of engaging in business as a diversified, open-end management investment company issuing its common shares without par value, in series, each such series of common shares being referred to as a "Fund"; and

  WHEREAS, CIGNA Investments, Inc., an affiliate of CIGNA (the "Management Company"), is to serve as investment adviser for the Trust pursuant to a Master Investment Advisory Agreement with the Trust; and

  WHEREAS, the term 'CIGNA' is the name used to identify the entity resulting from the combination of Connecticut General Corporation and INA Corporation which became effective on March 31, 1982 and identifies the insurance and financial services unique to those companies affiliated with CIGNA; and

  WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of setting forth the terms and conditions upon which they have agreed the Trust and each Fund may use the term 'CIGNA' as part of its name.

  NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

  1. CIGNA hereby consents to the use of the term 'CIGNA' by the Trust and by those Funds electing to do so as part of their respective names so long as the Management Company or another corporation controlled by CIGNA acts as investment adviser to the Trust and to each such Fund. 'Controlled by' as used in this Agreement shall mean more than 50% of the voting securities of the investment adviser are owned directly or indirectly by CIGNA.

  2. The Trust agrees on behalf of itself and each Fund electing to use the term 'CIGNA' in its name that such use of the term 'CIGNA' shall not prevent CIGNA or any entity affiliated with CIGNA, or its successors or assigns, from using or permitting the use of the term 'CIGNA', alone or with, any other word or words, for, by or in connection with, any other entity or business, other than the Trust and each such Fund or their businesses, whether or not the same directly or indirectly competes or conflicts with the Trust and any of such Funds or their respective businesses.

  3. If for any reason the Management Company shall cease to act as investment adviser for the Trust or for any Fund or shall cease to be controlled by CIGNA, or if the Trust and each Fund shall not have in effect an investment advisory agreement with another corporation controlled by CIGNA, then the right of the Trust and of each Fund electing to use the term 'CIGNA' in its name shall terminate and the Trust for itself and on behalf of each
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such Fund agrees promptly to take appropriate steps to change its name so that the term 'CIGNA' is no longer a part thereof and to terminate use of the term 'CIGNA' in connection with its business.

  4. Copies of the Master Trust Agreement establishing CIGNA Variable Products Group (the "Trust") are on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this Agreement For Use Of The Term 'CIGNA' is executed on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement For Use Of The Term 'CIGNA' are not binding upon any of the Trustees, officers, shareholders, employees or agents of the Trust individually but are binding only upon the assets and property of the Trust.

  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.


                                       CIGNA CORPORATION


                                       By /s/ David C. Kopp
                                          ------------------------------------
                                          David C. Kopp
                                          Assistant Corporate Secretary



                                       CIGNA VARIABLE PRODUCTS GROUP


                                       By /s/ John K. Armstrong
                                          ------------------------------------
                                          John K. Armstrong, President

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